                                                                  Rule 424(b)(3)
                                            Registration Statement No. 333-12125

PRICING SUPPLEMENT NO. 1, Dated May 28, 1997
(To Prospectus Dated September 26, 1996 and
Prospectus Supplement Dated May 22, 1997)

                        TUPPERWARE FINANCE COMPANY B.V.
                          MEDIUM-TERM NOTES, SERIES A
                                  (FIXED RATE)

                DUE FROM NINE MONTHS OR MORE FROM DATE OF ISSUE

        Payment of principal and interest unconditionally guaranteed by
                             TUPPERWARE CORPORATION
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
Principal Amount:                $15,000,000                    CUSIP:  89989PAA0

Interest Payment Dates:          June 1 and December 1 and      Form:      [X]  Book Entry
                                 at Maturity                               [_]  Certificated

Issue Price:                     100%                           Depositary:

Interest Rate:                   6.84%                          Sinking Fund:  [_] Yes   [X] No

Agent's Commission:              .35%                           Redemption Information:

Net Proceeds to Issuer:          $14,947,500                    Repayment Information:

Original Issue Date:             June 2, 1997

Stated Maturity:                 June 2, 2000                   Extension Information:

Regular Record Dates:            May 15 and November 15         Delayed Delivery Information:

Overdue Rate:                    N/A                            Name of Agent:

Amortizing Note:                 [_] Yes      [X] No            Other Provisions:

Original Issue Discount Note:    [_] Yes      [X] No

Original Yield to Maturity:

Issue Price:                     $15,000,000                    Annex Attached:  [_] Yes    [X] No

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The aggregate principal amount of this offering is U.S. $15,000,000 and relates only to Pricing Supplement No. 1. Medium-Term Notes, Series A, may be issued by the Company having an aggregate initial offering price of up to U.S. $100,000,000, subject to reduction under certain circumstances.

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Type of Sale:           If Principal transaction, reoffering at:

[X]  As Agent           [_]  Varying prices related to prevailing market prices
                             at the time of sale
[_]  As Principal       [_]  Fixed public offering price of __% of Principal
                             Amount
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